SCHEDULE 13G
CUSIP NO. 591598107                                         PAGE 1 OF 16 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.___)*

                               Metris Companies Inc..
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    591598107
                                 (CUSIP Number)

                                 March 14, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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SCHEDULE 13G
CUSIP NO. 591598107                                          PAGE 2 OF 16 PAGES

--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Second Curve Capital, LLC
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ]

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION
       		New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     3,000,000
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

				     3,000,000
                       ---------------------------------------------------------
8 SHARED DISPOSITIVE POWER

	------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		3,000,000 shares of Common Stock
--------------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)                             [ ]

--------------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.25%
--------------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             00
--------------------------------------------------------------------------------


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SCHEDULE 13G
CUSIP NO. 591598107                                          PAGE 9 OF 16 PAGES

Item 1(a).        Name of Issuer:

                  Metris Companies Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  10900 Wayzata Blvd
                  Minnetonka, MN 55305-1534

Item 2(a).        Names of Persons Filing:

                  Second Curve Capital, LLC

Item 2(b).        Address of Principal Business Office:

                  200 Park Ave
      		  New York, NY 10166

Item 2(c).        Place of Organization or Citizenship:
                  New York, USA


Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  591598107

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Second Curve Capital, LLC

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SCHEDULE 13G
CUSIP NO. 591598107                                     PAGE 10 OF 16 PAGES

                  .

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

 		         Second Curve Capital 3,000,000 shares

                  (b)    Percent of Class:

			 Second Curve Capital 5.25%
			(calculated based on 57,199,000 shares outstanding as of December 31, 2002, as reported in Metris Companies 4Q Earnings Report dated January 29, 2003)

                   (c)  Number of Shares as to which the Person has:

                        (i)   sole power to vote or to direct the vote:

         			   3,000,000 shares of Common Stock*


			(ii)  shared power to vote or direct the vote:
				   0

			(iii) sole power to dispose or to direct the disposition of

	 			   3,000,000 shares of Common Stock*

                        (iv)  shared power to dispose or to direct
			      the disposition of
				   0





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SCHEDULE 13G
CUSIP NO. 591598107                                          PAGE 12 OF 16 PAGES


Item 5.            Ownership of Five Percent or Less of a Class:

               	   Not applicable

Item 6.            Ownership of More Than Five Percent on Behalf of Another
               	   Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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SCHEDULE 13G
CUSIP NO. 591598107                                       PAGE 13 OF 16 PAGES

                                    SIGNATURE

         By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: March 24, 2003

		Second Curve Capital

                      By: /s/ Stephen Krug
                        ----------------------------
                        Stephen D. Krug
                        Title: COO